UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2015

AUDIENCE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35528	91-2061537
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

331 Fairchild Drive

Mountain View, CA 94043

(Address of principal executive offices) (Zip code)

(650) 254-2800

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Compensation Arrangements for 2015 and Equity Grants for Certain Executive Officers

On February 18, 2015, the Compensation Committee (the “Compensation Committee”) of the Board of Directors (the “Board”) of Audience, Inc. (the “Company”) approved the 2015 compensation arrangements of certain executive officers of the Company. The 2015 compensation arrangements for such named executive officer are as follows:

Name	Base Salary for 2015 ($)	Bonus Target for 2015 (%)

Kevin S. Palatnik Chief Financial Officer	342,000	55

The bonus detailed in the table above is under the Company’s 2012 Executive Incentive Compensation Plan (the “Plan”). Mr. Palatnik’s bonus will be funded based 40% on (A) the Company’s achievement of financial performance objectives with the key metrics being: (i) GAAP Revenue and (ii) Non-GAAP Operating Income, and 60% on (B) Mr. Palatnik’s achievement of individual performance objectives. The individual performance objectives will be set by the Company’s chief executive officer.

On February 18, 2015, the Compensation Committee approved the grants of stock options and restricted stock units (“RSUs” and together with stock options, the “Equity Grants”) to certain executive officers of the Company. The Equity Grants for such named executive officer are as follows:

Name	Number of Shares Subject to Stock Options	Stock Option per Share Exercise Price ($)	Number of RSUs
Kevin S. Palatnik Chief Financial Officer	78,000	$4.60	16,500

The shares subject to the stock options listed in the table above began vesting on February 18, 2015. 1/48th of the shares subject to each option shall become vested and exercisable on each monthly anniversary of the date of the stock option grant, subject to the executive officer’s continuous status as a service provider. Each such stock option was granted under the Company’s Amended and Restated 2011 Equity Incentive Plan (the “2011 Plan”).

The RSUs listed in the table above began vesting on February 18, 2015. 12.5% of the RSUs listed in the table above will become vested on August 18, 2015 and 12.5% of the RSUs will vest every six months thereafter, subject to the executive officer’s continuous status as a service provider. The RSUs were granted under the 2011 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AUDIENCE, INC.

Date: February 24, 2015	By:	/s/ Craig Factor
	Name:	Craig Factor
	Title:	Vice President, General Counsel and Secretary